Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Hulus Alpay	Melissa Zipin
Medidata Solutions	Lois Paul & Partners
212.419.1025	781.782.5726
halpay@mdsol.com	Melissa_Zipin@lpp.com

Medidata Solutions Announces CFO Transition

NEW YORK, N.Y. – August 9, 2011 – Medidata Solutions (NASDAQ: MDSO) announced today that Bruce Dalziel notified the company that he will resign his position as chief financial officer effective some time during the fourth quarter of 2011, while remaining an employee of the company through the first half of 2012, to assist in the transition of his duties and with other corporate priorities. Mr. Dalziel will continue in his current position as CFO until the effective date of the new CFO appointment, which is expected to occur on or before November 1, 2011. Cory Douglas, who is currently serving as the company’s corporate controller and chief accounting officer, will succeed Mr. Dalziel as CFO. Mr. Dalziel’s decision is being made for personal reasons and to pursue other interests and opportunities, and not as a result of any disagreements with the company.

“I want to thank Bruce for his impressive contributions in building Medidata’s financial team and driving operational excellence,” commented Tarek Sherif, chief executive officer. “Bruce has helped lead Medidata through the successful completion of its initial public offering and its transition to being a public company. I understand and fully support his desire to pursue other interests. Bruce will continue to be an integral part of Medidata’s management team for the remainder of 2011, providing a smooth transition of his responsibilities. Looking forward, we are confident that Cory is exceptionally qualified for his new role as CFO. We are fortunate to have a strong finance team, which will serve as a solid foundation to support our company’s continued growth.”

Bruce Dalziel commented, “I have valued my time at Medidata and am proud of our many accomplishments over the past four years that have contributed to making Medidata a strong company. I look forward to working with Cory and the rest of the management team to ensure a smooth CFO transition and wish all of my colleagues and friends at Medidata continued success in the years to come.”

About Medidata Solutions Worldwide

Medidata Solutions is a leading global provider of SaaS clinical development solutions that enhance the efficiency of customers’ clinical trials. Medidata’s advanced solutions lower the total cost of clinical development by optimizing clinical trials from concept to conclusion: from study and protocol design, trial planning and budgeting, site negotiation, clinical portal, trial management, randomization and trial supply management, clinical data capture and management, safety events capture, medical coding to business analytics. Our diverse life science customer base spans biopharmaceutical companies, medical device and diagnostic companies, academic and government institutions, CROs and other research organizations, and includes more than 20 of the top 25 global pharmaceutical companies as well as organizations of all sizes developing life-enhancing medical treatments and diagnostics.